Exhibit 99.1

FOR IMMEDIATE RELEASE
October 31, 2018

Owens & Minor Reports Financial Results for 3rd Quarter 2018

Richmond, Va. - BUSINESS WIRE - October 31, 2018 - Owens & Minor, Inc. (NYSE-OMI) today reported financial results for the third quarter ended September 30, 2018, including consolidated revenues of $2.46 billion, representing an increase of 5.6% when compared to revenues of $2.33 billion in the third quarter of 2017. Quarterly revenue growth included contributions from Byram Healthcare of $61 million and the first full quarter of revenue contribution from Halyard of $240 million (before intercompany sales eliminations of $52 million).

For the third quarter, consolidated operating income on a GAAP basis was $21.4 million, compared to $29.7 million in 2017, while adjusted consolidated operating income (non-GAAP) was $48.8 million compared to $48.5 million for the same period last year. For the quarter, net income (loss) on a GAAP basis was ($565 thousand), or ($0.01) per share, versus $10.9 million, or $0.18 per share, for the same period last year. Adjusted net income (non-GAAP) was $19.5 million, or $0.32 per share. This compares to adjusted net income (non-GAAP) for the same period last year of $24.3 million, or $0.40. A reconciliation of reported results to adjusted (non-GAAP) measures is included below.

“Our teams are working diligently to integrate the Halyard S&IP business and to address the continuing challenges we are facing in our domestic distribution business” said P. Cody Phipps, Chairman, President & Chief Executive Officer. “The strategic moves we have made into attractive alternate sites of care with Byram, and in meaningfully building our own brand product portfolio with Halyard, have strengthened and diversified our business.  These new businesses are helping to offset the continued pressures we face in our domestic distribution business.”

For the nine months ended September 30, 2018, consolidated revenues were $7.30 billion, an increase of 5.3% when compared to revenues of $6.93 billion last year. On a GAAP basis, the year-to-date operating results were significantly affected by a non-cash asset impairment charge recorded in the second quarter related to goodwill and intangibles of $165 million, or $2.73 per share. Consequently, on a GAAP basis, consolidated operating income (loss) for the nine months of 2018 was ($126) million, compared to $98.0 million for the same period last year. On a year-to-date basis, adjusted consolidated operating income (non-GAAP) was $143 million compared to $138 million in 2017. Year-to-date net income (loss) was ($175) million, or ($2.92) per share, compared to $0.82 per share for the first three quarters of last year. Adjusted net income (non-GAAP) was $65.1 million, or $1.06 per share, compared to $1.26 per share for the first nine months of 2017.

Segment Results
Owens & Minor operates under two Strategic Business Units (SBUs)-Global Solutions and Global Products-reflecting the company’s focus areas. Results for these two segments include the following:

The Global Solutions SBU is comprised of the former Domestic and International segments, which includes our U.S. and European distribution, logistics and value-added services business, as well as Byram Healthcare. Revenues for the third quarter of 2018 were $2.24 billion compared to $2.29 billion a year ago. Byram Healthcare, acquired in August 2017, continued to make positive contributions. Global Solutions’ operating income was $24.2 million compared to $37.6 million a year ago. The decline resulted primarily from continued margin pressure, increased LIFO expense, warehouse inefficiencies in certain facilities, and increased expenses incurred for the development of new customer solutions.

The Global Products SBU is comprised of the former Proprietary Products segment, which includes Global Sourcing, Clinical & Procedural Solutions (CPS); as well as the recently acquired Halyard business. Revenues in the third quarter of 2018 were $350 million compared to $125 million for the same period last year. Global Products’ results reflect the first full quarter of contributions from Halyard revenues, or $240 million, as the acquisition was completed on April 30, 2018. Global Products’ quarterly operating income was $27.6 million compared to $10.5 million in the prior year quarter, as a result of contributions from the Halyard business.

Dividend
The company also announced that its board of directors declared a fourth quarter 2018 dividend of $0.075 per share. The dividend is payable on January 2, 2019, to shareholders of record on December 17, 2018. The amount of the dividend represents a reduction of $0.185 per share from the previous quarter’s dividend.

“The new fourth quarter dividend rate achieves a more balanced capital allocation strategy,” said Phipps. “By right-sizing the dividend, we can continue to provide a reasonable return of capital to shareholders as we transform the business.”

Financial Guidance
Based on expectations for the remainder of the year, as well as year-to-date financial results, Owens & Minor now expects adjusted net income per diluted share for 2018 to be in a range of $1.20 to $1.25.

“For 2018, our revised guidance range reflects lower year-to-date results and reduced expectations for our Global Solutions SBU,” said Phipps. “In addition, we expect Global Products’ production costs to be higher in the fourth quarter than in the third quarter. In light of this revised guidance range for 2018, we are re-evaluating our prior outlook for 2019 and anticipate issuing guidance for 2019 in the first quarter of next year. We remain focused on improving our operating performance and on executing our strategy to strengthen our company for the future.”

Although the company does provide guidance for adjusted earnings per share (which is a non-GAAP financial measure), it is not able to forecast the most directly comparable measure calculated and presented in accordance with GAAP without unreasonable effort. Certain elements of the composition of the GAAP amounts are not predictable, making it impracticable for the company to forecast. Such elements include, but are not limited to restructuring and acquisition charges. As a result, no GAAP guidance or reconciliation of the company’s adjusted earnings per share guidance is provided. For the same reasons, the company is unable to assess the probable significance of the unavailable information, which could have a potentially significant impact on its future GAAP financial results. The outlook is based on certain assumptions that are subject to the risk factors discussed in the company’s filings with the Securities and Exchange Commission (“SEC”).

Upcoming Investor Events
Owens & Minor plans to participate in the following investor conferences in the fourth quarter of 2018, and the company will post webcasts of formal presentations on its corporate website:

•	Credit Suisse Healthcare Conference; Scottsdale; November 14

•	Bank of America Chicago Healthcare Day; Chicago; December 12

Investors Conference Call & Supplemental Material
Conference Call: Owens & Minor’s management team will conduct a conference call for investors on Wednesday, October 31, 2018, at 8:30 a.m. EDT. The access code for the conference call, international dial-in and replay is #7399333. Participants may access the call at 866-393-1604. The international dial-in number is 224-357-2191. Replay: A replay of the call will be available for one week by dialing 855-859-2056. Webcast: A listen-only webcast of the call, along with supplemental information, will be available on www.owens-minor.com under the Investor Relations section.

Safe Harbor Statement
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the SEC's Fair Disclosure Regulation. This release contains certain ''forward-looking'' statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the statements in this release regarding our expectations with respect to our 2018 and 2019 financial performance, as well as other statements related to the company’s expectations regarding the performance of its business, growth, improvement of operational performance, and the performance of and synergies from the recently acquired Byram Healthcare and Halyard businesses. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Investors should refer to Owens & Minor’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC including the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause the company’s actual results to differ materially from its current estimates. These filings are available at www.owens-minor.com. Given these risks and uncertainties, Owens & Minor can give no assurance that any forward-looking statements will, in fact, transpire and, therefore, cautions investors not to place undue reliance on them. Owens & Minor specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Owens & Minor uses its web site, www.owens-minor.com, as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under the Investor Relations section.

Included with the press release financial tables are reconciliations of the differences between the historical non-GAAP financial measures presented in this news release, which exclude acquisition-related and exit and realignment charges, and their most directly comparable GAAP financial measures.

About Owens & Minor
Owens & Minor, Inc. (NYSE: OMI) is a global healthcare solutions company with integrated technologies, products, and services aligned to deliver significant and sustained value for healthcare providers and manufacturers across the continuum of care. With 17,000 dedicated teammates serving healthcare industry customers in 90 countries, Owens & Minor helps to reduce total costs across the supply chain by optimizing episode and point-of-care performance, freeing up capital and clinical resources, and managing contracts to optimize financial performance. A FORTUNE 500 company, Owens & Minor has annualized revenues of approximately $10 billion, including contributions from Halyard Health S&IP. Founded in 1882, Owens & Minor has operated continuously from its Richmond, Virginia, headquarters. Today, the company now has distribution, production, customer service and sales facilities located across Asia, Europe, Latin America, and the U.S. For more information about Owens & Minor, visit owens-minor.com, follow @Owens_Minor on Twitter, and connect on LinkedIn at www.linkedin.com/company/owens-&-minor.

CONTACTS:
Truitt Allcott, Director, Investor & Media Relations, 804-723-7555, truitt.allcott@owens-minor.com
Chuck Graves, Director, Finance & Investor Relations, 804-723-7556, chuck.graves@owens-minor.com

SOURCE: Owens & Minor

Owens & Minor, Inc.
Consolidated Statements of Income (Loss) (unaudited)
(dollars in thousands, except per share data)

	Three Months Ended September 30,
	2018	2017
Net revenue	$2,464,877	$2,333,961
Cost of goods sold	2,112,303	2,032,019
Gross margin	352,574	301,942
Distribution, selling and administrative expenses	325,012	261,045
Acquisition-related and exit and realignment charges	7,727	9,299
Other operating (income) expense, net	(1,522)	1,927
Operating income (loss)	21,357	29,671
Interest expense, net	23,826	8,737
Income (loss) before income taxes	(2,469)	20,934
Income tax provision (benefit)	(1,904)	10,063
Net income (loss)	$(565)	$10,871

Net income (loss) per common share:
Basic and diluted	$(0.01)	$0.18

	Nine Months Ended September 30,
	2018	2017
Net revenue	$7,295,727	$6,928,441
Cost of goods sold	6,293,474	6,071,787
Gross margin	1,002,253	856,654
Distribution, selling and administrative expenses	918,147	735,353
Goodwill and intangible asset impairment charges	165,447	—
Acquisition-related and exit and realignment charges	47,416	21,134
Other operating (income) expense, net	(2,281)	2,143
Operating income (loss)	(126,476)	98,024
Interest expense, net	52,651	22,218
Income (loss) before income taxes	(179,127)	75,806
Income tax provision (benefit)	(3,936)	26,010
Net income (loss)	$(175,191)	$49,796

Net income (loss) per common share:
Basic and diluted	$(2.92)	$0.82

Owens & Minor, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(dollars in thousands)

	September 30, 2018	December 31, 2017

Assets
Current assets
Cash and cash equivalents	$124,890	$104,522
Accounts receivable, net	870,187	758,936
Merchandise inventories	1,203,838	990,193
Other current assets	293,993	328,254
Total current assets	2,492,908	2,181,905
Property and equipment, net	343,710	206,490
Goodwill, net	761,173	713,811
Intangible assets, net	332,172	184,468
Other assets, net	102,318	89,619
Total assets	$4,032,281	$3,376,293
Liabilities and equity
Current liabilities
Accounts payable	$1,107,541	$947,572
Accrued payroll and related liabilities	47,404	30,416
Other current liabilities	301,800	331,745
Total current liabilities	1,456,745	1,309,733
Long-term debt, excluding current portion	1,640,455	900,744
Deferred income taxes	66,445	74,247
Other liabilities	76,223	76,090
Total liabilities	3,239,868	2,360,814
Total equity	792,413	1,015,479
Total liabilities and equity	$4,032,281	$3,376,293

Owens & Minor, Inc.
Consolidated Statements of Cash Flows (unaudited)
(dollars in thousands)

	Nine Months Ended September 30,
	2018	2017

Operating activities:
Net income (loss)	$(175,191)	$49,796
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Depreciation and amortization	73,596	41,060
Share-based compensation expense	10,499	8,592
Goodwill and intangible asset impairment charges	165,447	—
Provision for losses on accounts receivable	5,757	1,158
Deferred income tax (benefit) expense	(6,754)	(4,585)
Changes in operating assets and liabilities:
Accounts receivable	(51,603)	(79,114)
Merchandise inventories	21,244	(56,134)
Accounts payable	88,198	79,787
Net change in other assets and liabilities	(11,522)	(40,634)
Other, net	2,838	5,719
Cash provided by operating activities	122,509	5,645

Investing activities:
Acquisitions, net of cash acquired	(751,834)	(366,569)
Additions to property and equipment	(32,489)	(24,963)
Additions to computer software and intangible assets	(14,816)	(12,826)
Proceeds from sale of property and equipment	258	780
Cash used for investing activities	(798,881)	(403,578)

Financing activities:
Proceeds from issuance of debt	695,750	250,000
Financing costs paid	(28,512)	(1,798)
Repayments of debt	(9,375)	—
Proceeds from revolving credit facility	74,762	117,200
Cash dividends paid	(32,151)	(47,316)
Repurchases of common stock	—	(5,000)
Other, net	(5,308)	(7,363)
Cash provided by financing activities	695,166	305,723

Effect of exchange rate changes on cash and cash equivalents	1,574	5,137

Net increase (decrease) in cash and cash equivalents	20,368	(87,073)
Cash and cash equivalents at beginning of period	104,522	185,488
Cash and cash equivalents at end of period	$124,890	$98,415

Owens & Minor, Inc.
Summary Segment Information (unaudited)
(dollars in thousands)

	Three Months Ended September 30,
	2018		2017
		% of		% of
		consolidated		consolidated
	Amount	net revenue	Amount	net revenue
Net revenue:
Segment net revenue
Global Solutions	$2,243,782	91.03%	$2,290,804	98.15%
Global Products	349,895	14.20%	124,542	5.34%
Total segment net revenue	2,593,677		2,415,346
Inter-segment revenue
Global Products	(128,800)	(5.23)%	(81,385)	(3.49)%
Total inter-segment revenue	(128,800)		(81,385)
Consolidated net revenue	$2,464,877	100.00%	$2,333,961	100.00%

		% of segment		% of segment
Operating income (loss):		net revenue		net revenue
Global Solutions	$24,150	1.08%	$37,556	1.64%
Global Products	27,634	7.90%	10,510	8.44%
Inter-segment eliminations	(2,957)		416
Acquisition-related intangible amortization	(10,366)		(5,071)
Acquisition-related and exit and realignment charges	(7,727)		(9,299)
Other (1)	(9,377)		(4,441)
Consolidated operating income (loss)	$21,357	0.87%	$29,671	1.27%

Depreciation and amortization:
Global Solutions	$15,829		$13,906
Global Products	13,953		1,947
Consolidated depreciation and amortization	$29,782		$15,853

Capital expenditures:
Global Solutions	$12,006		$12,778
Global Products	5,245		718
Consolidated capital expenditures	$17,251		$13,496

Owens & Minor, Inc.
Summary Segment Information (unaudited)
(dollars in thousands)

	Nine Months Ended September 30,
	2018		2017
		% of		% of
		consolidated		consolidated
	Amount	net revenue	Amount	net revenue
Net revenue:
Segment net revenue
Global Solutions	$6,875,077	94.23%	$6,806,126	98.23%
Global Products	750,770	10.29%	392,654	5.67%
Total segment net revenue	7,625,847		7,198,780
Inter-segment revenue
Global Products	(330,120)	(4.52)%	(270,339)	(3.90)%
Total inter-segment revenue	(330,120)		(270,339)
Consolidated net revenue	$7,295,727	100.00%	$6,928,441	100.00%

		% of segment		% of segment
Operating income (loss):		net revenue		net revenue
Global Solutions	$84,742	1.23%	$107,636	1.58%
Global Products	61,351	8.17%	30,199	7.69%
Inter-segment eliminations	(3,032)		(266)
Goodwill and intangible asset impairment charges	(165,447)		—
Acquisition-related intangible amortization	(26,147)		(9,737)
Acquisition-related and exit and realignment charges	(47,416)		(21,134)
Other (1)	(30,527)		(8,674)
Consolidated operating income (loss)	$(126,476)	(1.73)%	$98,024	1.41%

Depreciation and amortization:
Global Solutions	$47,464		$35,305
Global Products	26,132		5,755
Consolidated depreciation and amortization	$73,596		$41,060

Capital expenditures:
Global Solutions	$40,152		$35,035
Global Products	7,153		2,754
Consolidated capital expenditures	$47,305		$37,789

(1) Software as a Service (SaaS) implementation costs associated with significant global IT platforms in connection with the redesign of our global information system strategy ($0.3 million and $4.4 million for the third quarter of 2018 and 2017 and $3.4 million and $8.7 million for the year-to-date period of 2018 and 2017) and incremental charge to cost of goods sold for inventory fair value adjustments associated with purchase accounting ($9.0 million in the third quarter and $27.1 in the year-to-date period of 2018).

Owens & Minor, Inc.
Net Income (Loss) Per Common Share (unaudited)
(dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Numerator:
Net income (loss)	$(565)	$10,871	$(175,191)	$49,796
Less: income allocated to unvested restricted shares	—	(279)	—	(738)
Net income (loss) attributable to common shareholders - basic	(565)	10,592	(175,191)	49,058
Add: undistributed income attributable to unvested restricted shares -basic	—	—	—	16
Less: undistributed income attributable to unvested restricted shares -diluted	—	—	—	(16)
Net income (loss) attributable to common shareholders - diluted	$(565)	$10,592	$(175,191)	$49,058
Denominator:
Weighted average shares outstanding - basic and diluted	59,766	59,849	59,996	60,010

Net income (loss) per share attributable to common shareholders:
Basic and diluted	$(0.01)	$0.18	$(2.92)	$0.82

Owens & Minor, Inc.
GAAP/Non-GAAP Reconciliations (unaudited)

(dollars in thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Operating income (loss), as reported (GAAP)	$21,357	$29,671	$(126,476)	$98,024
Acquisition-related intangible amortization (1)	10,366	5,071	26,147	9,737
Goodwill and intangible asset impairment charges (2)	—	—	165,447	—
Acquisition-related and exit and realignment charges (3)	7,727	9,299	47,416	21,134
Fair value adjustments related to purchase accounting (4)	9,029	—	27,088	—
Other (5)	348	4,441	3,439	8,674
Operating income, adjusted (non-GAAP) (Adjusted Operating Income)	$48,827	$48,482	$143,061	$137,569

Net income (loss), as reported (GAAP)	$(565)	$10,871	$(175,191)	$49,796
Acquisition-related intangible amortization (1)	10,366	5,071	26,147	9,737
Income tax expense (benefit) (6)	(2,209)	(1,601)	(6,284)	(2,993)
Goodwill and intangible asset impairment charges (2)	—	—	165,447	—
Income tax expense (benefit) (6)	—	—	(2,060)	—
Acquisition-related and exit and realignment charges (3)	7,727	9,299	47,416	21,134
Income tax expense (benefit) (6)	(1,575)	(2,854)	(11,843)	(7,367)
Fair value adjustments related to purchase accounting (4)	9,029	—	27,088	—
Income tax expense (benefit) (6)	(1,922)	—	(6,872)	—
Other (5)	348	4,441	3,439	8,674
Income tax expense (benefit) (6)	(85)	(973)	(558)	(2,465)
Tax adjustments (7)	(1,596)	—	(1,596)	—
Net income, adjusted (non-GAAP) (Adjusted Net Income)	$19,518	$24,254	$65,133	$76,516

Net income (loss) per diluted common share, as reported (GAAP)	$(0.01)	$0.18	(2.92)	$0.82
Acquisition-related intangible amortization, per diluted common share (1)	0.14	0.06	0.32	0.11
Goodwill and intangible asset impairment charges (2)	—	—	2.73	—
Acquisition-related and exit and realignment charges, per diluted common share (3)	0.10	0.11	0.58	0.23
Fair value adjustments related to purchase accounting (4)	0.11	—	0.33	—
Other, per diluted common share (5)	—	0.05	0.04	0.10
Tax adjustments (7)	(0.02)	—	(0.02)	—
Net income per diluted common share, adjusted (non-GAAP) (Adjusted EPS)	$0.32	$0.40	$1.06	$1.26

The following items have been excluded in our non-GAAP financial measures:

(1) Acquisition-related intangible amortization includes amortization of certain intangible assets established during purchase accounting for business combinations. These amounts are highly dependent on the size and frequency of acquisitions and are being excluded to allow for a more consistent comparison with forecasted, current and historical results and the results of our peers.

(2) Includes $149 million in goodwill and $16.5 million in intangible assets impairment charges in our Global Products segment. The charges resulted from our second quarter goodwill impairment testing performed as a result of lower than projected financial results of certain reporting units due to customer losses and operational inefficiencies, which have caused us to revise our expectations with regard to future performance and a decline in market capitalization of the Company.
(3) Acquisition-related charges, pre-tax, were $5.7 million and $41.0 million for the three and nine months ended September 30, 2018, compared to $4.3 million and $6.3 million for the same periods of 2017. Acquisition related expenses in 2018 consisted primarily of transition and transaction costs for the Halyard S&IP acquisition. Expenses in 2017 consisted primarily of transaction costs for Byram.
Exit and realignment charges, pre-tax, were $2.0 million and $6.4 million for the three and nine months ended September 30, 2018. Amounts in 2018 were associated with establishment of our client engagement centers. Exit and realignment charges were $5.0 million and $14.8 million for the three and nine months ended September 30, 2017. Charges in 2017 were associated with the write-down of information system assets which are no longer used and severance charges from reduction in force and other employee costs associated with the establishment of our new client engagement center.
(4) The second and third quarters of 2018 includes an incremental charge to cost of goods sold from purchase accounting impacts related to the sale of acquired inventory that was written up to fair value in connection with the Halyard S&IP acquisition.
(5) Software as a Service (SaaS) implementation costs associated with significant global IT platforms in connection with the redesign of our global information system strategy.
(6) These charges have been tax effected in the preceding table by determining the income tax rate depending on the amount of charges incurred in different tax jurisdictions and the deductibility of those charges for income tax purposes.
(7) Includes tax adjustments primarily associated with the estimated benefits under the Tax Cuts and Jobs Act.
Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP").  In general, the measures exclude items and charges that (i) management does not believe reflect Owens & Minor, Inc.'s (the "Company") core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends.  Management uses these non-GAAP financial measures internally to evaluate the Company's performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing the Company's performance to that of its competitors.  However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.